JUMBOSPORTS INC.

EXHIBIT 11
WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION
FOR THE PERIOD ENDED AUGUST 1, 1997




                                  Thirteen Weeks Ended   Twenty-Six Weeks Ended
                                     August 1, 1997           August 1, 1997
                                  --------------------   ----------------------
PRIMARY
  Weighted average common
    stock shares outstanding             20,359,866             20,353,047
  Weighted average stock issued
    assuming exercise of stock
    options using the treasury stock
    method at average market price            0  (1)                 0  (1)

  Total weighted average
    shares outstanding                   20,359,866             20,353,047

  Net loss                              $(1,879,000)           $(3,384,000)

  Primary Loss Per Share                     $(0.09)                $(0.17)

FULLY DILUTED
  Weighted average common
    stock shares outstanding             20,359,866             20,353,047
  Weighted average stock issued
    assuming exercise of stock
    options using the treasury
    stock method at the higher of
    average market price or ending
    market price                              0  (1)                 0  (1)
  Weighted average stock issued
    assuming the as adjusted method
    for the 4 1/4% Convertible
    Subordinated Notes Due 2000               0  (2)                 0  (2)

  Total weighted average
    shares outstanding                   20,359,866              20,353,047

  Net loss as reported                  $(1,879,000)            $(3,384,000)
  Interest adjustment net of
    tax for the 4 1/4%
    Convertible Subordinated Notes            0  (2)                0  (2)

  Net loss                              $(1,879,000)            $(3,384,000)

  Fully diluted loss per share               $(0.09)                 $(0.17)

(1)  Not reported under GAAP as conversion would be anti-dilutive.
(2) Not reported under GAAP as conversion would be anti-dilutive, and dilution less than 3%.